UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

FuelCell Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

Series C Preferred Stock Underwriting Agreement

On September 5, 2017, FuelCell Energy, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”), relating to an underwritten offering (the “Offering”) of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, such shares, the “Series C Preferred Shares”). Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriter agreed to purchase, and the Company agreed to sell, 33,500 shares of the Company’s Series C Preferred Stock, initially convertible into 18,206,522 shares of common stock, par value $0.0001 per share (“Common Stock”) (without regard to any limitation on conversion set forth in the Certificate of Designations (as defined below)) at an initial conversion price of $1.84 per share, subject to certain adjustments.

The net proceeds to the Company from the sale of the Series C Preferred Stock, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $28 million. The Company intends to use the net proceeds of the Offering for project development, project financing, working capital support and general corporate purposes.

The Offering closed on September 8, 2017. A copy of the Underwriting Agreement is attached to this Current Report as Exhibit 1.1, and is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Underwriting Agreement, that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Schulte Roth & Zabel LLP relating to the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Amendment to Hercules Loan and Security Agreement

In April 2016, the Company entered into a loan and security agreement with Hercules Capital, Inc. (“Hercules”) for an aggregate principal amount of up to $25.0 million, subject to certain terms and conditions. Among other things, the loan and security agreement requires the Company to maintain an unrestricted cash balance of at least (a) 75% of the outstanding loan balance plus (b) the amount of accounts payable not paid within 90 days of the date payment was issued.

On September 5, 2017, the Company and Hercules entered into an amendment to the loan and security agreement (such amendment, the “Amendment”) (1) to require the Company to maintain an unrestricted cash balance of at least the greater of (x) (a) $20.0 million plus (b) the amount of accounts payable not paid within 90 days of the date payment was issued and (y) (a) 75% of the outstanding loan balance plus (b) the amount of accounts payable not paid within 90 days of the date payment was issued and (2) to add an event of default in the event of the delivery of a Triggering Event Redemption Notice (as defined under the Series C Convertible Preferred Certificate) pursuant to the certificate of designations governing the Series C Preferred Shares. The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On September 8, 2017 the Company filed a Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of FuelCell Energy, Inc. (the “Certificate of Designations”) with the Secretary of State of the State of Delaware establishing the rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series C Preferred Stock, as described below.

The following summary of certain terms and provisions of the Series C Preferred Shares offered in the Offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Certificate of Designations.

The Series C Preferred Shares are convertible into shares of Common Stock, subject to the requirements of Nasdaq Listing Rule 5635 (d), and the beneficial ownership limitations as provided in the Certificate of Designations, at a conversion price equal to $1.84 per share of Common Stock, subject to adjustment as provided in the Certificate of Designations, at any time after the Company obtains the valid Stockholder Ratification (as such term is defined in the Certificate of Designations) at the option of the holder. The holders will be prohibited from converting Series C Preferred Shares into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would own more than 8.99% of the total number of shares of Common Stock then issued and outstanding. Additionally, prior to the stockholder vote on a proposal to approve the issuances of the Common Stock underlying the Series C Preferred Shares, the holders will be prohibited from converting Series C Preferred Shares into shares of Common Stock if such conversion would cause the Company to issue pursuant to the terms of the Series C Preferred Shares a number of shares in excess of the maximum number of shares permitted to be issued thereunder without breaching its obligations under the rules or regulations of Nasdaq.

On November 1, 2017 and on the sixteenth day and first day of each calendar month thereafter until March 1, 2019, subject to extension in certain circumstances (the “Maturity Date”), inclusive, the Company will redeem the stated value of Preferred Stock in thirty three (33) equal installments (each bimonthly amount, an “Installment Amount” and the date of each such payment, an “Installment Date”). The holders will have the ability to defer installment payments, but not beyond the Maturity Date. In addition, during each period commencing on the 11th trading day prior to an Installment Date and prior to the immediately subsequent Installment Date, the holders may elect to convert the Series C Preferred Shares at then applicable installment conversion price, provided that the holders may not elect to effect any such acceleration during such installment period if either (x) in the aggregate, all the accelerations in such installment period exceeds the sum of three (3) other installment amounts, or (y) the number of Series C Preferred Shares subject to prior accelerations exceeds in the aggregate twelve (12) Installment Amounts.

Subject to the requirements of Nasdaq Listing Rule 5635(d), obtaining the Stockholder Ratification, and certain other equity conditions, the Company may elect to pay the Installment Amounts in cash or shares of Common Stock or in a combination of cash and shares of Common Stock.

Installment Amounts paid in shares will be that number of shares of Common Stock equal to (a) the applicable Installment Amount, to be paid in Common Stock divided by (b) the least of (i) the then existing Conversion Price, (ii) 87.5% of the volume weighted average price (“VWAP”) of the Common Stock on the trading day immediately prior to the applicable Installment Date, and (iii) 87.5% of the arithmetic average of the two lowest VWAPs of the Common Stock during the ten consecutive Trading Day (as such term is defined in the Certificate of Designations) period ending and including the Trading Day immediately prior to the applicable Installment Date as applicable, provided that the Company meets standard equity conditions. The Company shall make such election no later than the eleventh (11th) trading day immediately prior to the applicable Installment Date.

In the event of the Company’s liquidation, dissolution, or winding up, prior to distribution to holders of securities ranking junior to the Series C Preferred Shares, holders of Series C Preferred Shares will be entitled to receive the amount of cash, securities or other property equal to the greater of (A) the stated value thereof on the date of such payment plus accrued dividends, if any and (B) the amount per share such holder would receive if such holder converted such Series C Preferred Shares into common stock immediately prior to the date of such payment.

The holders of the Series C Preferred Shares have no voting rights, except as required by law. Any amendment to the Company’s certificate of incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Series C Preferred Shares requires the approval of the holders of a majority of the Series C Preferred Shares then outstanding.

There is no established public trading market for the Series C Preferred Shares, and the Company does not expect a market to develop for the Series C Preferred Shares. The Series C Preferred Shares will not be listed on Nasdaq or any other exchange or trading market. The Company does not plan on making an application to list the Series C Preferred Shares on Nasdaq, any other national securities exchange or any other nationally recognized trading system.

The foregoing is only a brief description of the material terms of the Certificate of Designations, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Certificate of Designations that is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of September 5, 2017, by and between FuelCell Energy, Inc. and Oppenheimer & Co.

3.1	Certificate of Designations for Series C Preferred Stock

5.1	Opinion of Schulte Roth & Zabel LLP

10.1	First Amendment to Loan and Security Agreement dated September 5, 2017 by and among FuelCell Energy, Inc., Versa Power Systems, Inc., Versa Power Systems Ltd., Hercules Capital, Inc. and Hercules Funding II, LLC

12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

23.1	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Dated: September 8, 2017
	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of September 5, 2017, by and between FuelCell Energy, Inc. and Oppenheimer & Co.

3.1	Certificate of Designations for Series C Preferred Stock

5.1	Opinion of Schulte Roth & Zabel LLP

10.1	First Amendment to Loan and Security Agreement dated September 5, 2017 by and among FuelCell Energy, Inc., Versa Power Systems, Inc., Versa Power Systems Ltd., Hercules Capital, Inc. and Hercules Funding II, LLC

12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

23.1	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)